THE CUSHING MLP TOTAL RETURN FUND

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and trustees of The Cushing MLP Total Return Fund, a statutory trust formed under the laws of the State of Delaware (the “Trust”), do constitute and appoint Jerry V. Swank, Mark W. Fordyce, Brian D. Watson and Michael S. Minces, each as true and lawful attorney and agent, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer or trustee, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any other filings in connection therewith, and to file the same under the Securities Act of 1933, as amended and/or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration or offering of the Trust’s common shares of beneficial interest, par value $.001 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 1st day of May, 2008.

/s/Jerry V. Swank
Jerry V. Swank
Trustee, Chief Executive Officer and President

/s/Brian R. Bruce
Brian R. Bruce
Trustee

/s/Ronald P. Trout
Ronald P. Trout
Trustee

/s/Edward N. McMillan
Edward N. McMillan
Trustee

Mark W. Fordyce
Mark W. Fordyce
Chief Financial Officer, Principal Accounting Officer,
Treasurer and Secretary